Exhibit 5.1

330 North Wabash Avenue Suite 2800 Chicago, Illinois 60611 Tel: +1.312.876.7700 Fax: +1.312.993.9767 www.lw.com FIRM / AFFILIATE OFFICES
	Austin	Moscow
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
May 26, 2022	Dubai	San Diego
	Düsseldorf	San Francisco
Vivid Seats Inc.	Frankfurt	Seoul
111 N. Canal Street, Suite 800	Hamburg	Shanghai
Chicago, Illinois 60606	Hong Kong	Silicon Valley
	Houston	Singapore
	London	Tel Aviv
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Re:   Vivid Seats Inc.

To the addressee set forth above:

We have acted as special counsel to Vivid Seats Inc., a Delaware corporation (the “Company”), in connection with (i) the Company’s offer to exchange (the “Exchange Offer”) any and all of the Company’s outstanding publicly traded warrants (the “Warrants”) to purchase shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of the Company for 0.240 shares of Class A Common Stock per Warrant and (ii) the solicitation of consents from the holders of all outstanding Warrants to amend (the “Warrant Amendment”) the Warrant Agreement, dated as of October 14, 2021, by and between Horizon Acquisition Corporation, the Company’s predecessor, and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), which governs all of the Warrants, to permit the Company to require that each Warrant that is outstanding upon the closing of the Exchange Offer be converted into 0.213 shares of Class A Common Stock. The shares of Class A Common Stock issuable upon exchange of the Warrants pursuant to the Exchange Offer and the Warrant Amendment are referred to herein as the “Shares.”

The Shares are included in a registration statement on Form S–4 under the Securities Act of 1933, as amended (the “Act”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about that date hereof (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

May 26, 2022

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been issued in accordance with the terms of the Exchange Offer and the Warrant Amendment by the Company, the issuance of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP